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                                                                       EXHIBIT 2


                          SECURITIES PURCHASE AGREEMENT



                                     Between



                           THE PURCHASERS NAMED HEREIN



                                       and



                      THE LEARNING COMPANY, INC., as Issuer



                           Dated as of August 26, 1997




               Series A Convertible Participating Preferred Stock
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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                                    ARTICLE I

           AUTHORIZATION AND SALE OF SHARES................................  1
             Section 1.1      Authorization.  .............................  1
             Section 1.2      Issuance and Sale of Shares.  ...............  2

                                   ARTICLE II

                        CLOSING............................................  2
             Section 2.1      Closing Date.  ..............................  2
             Section 2.2      Further Assurances.  ........................  3

                                   ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................  3
             Section 3.1      SEC Reports.  ...............................  3
             Section 3.2      Accountants.  ...............................  4
             Section 3.3      Financial Statements.  ......................  4
             Section 3.4      Absence of Certain Changes.  ................  4
             Section 3.5      Authority.  .................................  5
             Section 3.6      Non-Contravention.  .........................  5
             Section 3.7      Capitalization.  ............................  6
             Section 3.8      Subsidiaries.  ..............................  6
             Section 3.9      Actions.  ...................................  7
             Section 3.10     Investment Company Act.  ....................  7
             Section 3.11     Reporting.  .................................  7
             Section 3.12     Registration and Qualification.  ............  7
             Section 3.13     No Liabilities.  ............................  7
             Section 3.14     No Defaults.  ...............................  8
             Section 3.15     Violations of Law.  .........................  8
             Section 3.16     Enforceability of Agreement.  ...............  8
             Section 3.17     The Capital Stock.  .........................  8
             Section 3.18     Properties.  ................................  9
             Section 3.19     Intellectual Property.  ..................... 10
             Section 3.20     Taxes.  ..................................... 10
             Section 3.21     Insurance.  ................................. 10


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             Section 3.22     Certain Payments............................. 10
             Section 3.23     Delaware General Corporations Law Section 203 10

                                   ARTICLE IV

   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS........................ 11
             Section 4.1      Investment.  ................................ 11
             Section 4.2      Rule 144.  .................................. 11
             Section 4.3      Organization of Purchaser.  ................. 11
             Section 4.4      Authority of Purchaser.  .................... 12
             Section 4.5      Non-Contravention.  ......................... 12
             Section 4.6      Title to the Notes.  ........................ 12

                                    ARTICLE V

     CONDITIONS TO THE OBLIGATIONS OF THE PARTIES.......................... 13
             Section 5.1      General Conditions to Obligations of
                              the Purchasers.  ............................ 13
             Section 5.2      Registration Rights Agreement.  ............. 13
             Section 5.3      Officers' Certificates.  .................... 13
             Section 5.4      Opinions.  .................................. 13
             Section 5.5      Certificate of Designation.  ................ 14
             Section 5.6      Material Adverse Effect.  ................... 14
             Section 5.7      [Intentionally Left Blank]................... 14
             Section 5.8      General Conditions to the Obligations
                              of the Company.  ............................ 14
             Section 5.9      No Injunction.  ............................. 14
             Section 5.10     HSR Waiting Period.  ........................ 15
             Section 5.11     Shareholder Approval.  ...................... 15
             Section 5.12     Receipt of Consents.  ....................... 15

                                   ARTICLE VI

               COVENANTS OF THE COMPANY.................................... 15
             Section 6.1      Reporting.  ................................. 15
             Section 6.2      Payment of Expenses.  ....................... 15
             Section 6.3      Inspection.  ................................ 16
             Section 6.4      Availability of Common Stock.  .............. 16
             Section 6.5      Transaction Fee.  ........................... 16
             Section 6.6      Fleet Bank Consent.  ........................ 16


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            Section 6.7      Proxy Statements; Stockholder Ap-
                             provals.  ................................... 16
            Section 6.8      Election to Board of Directors of the
                             Company.  ................................... 17
            Section 6.9      No General Solicitation.  ................... 19

                                   ARTICLE VII

             COVENANTS OF THE PURCHASERS.................................. 19
            Section 7.1      Certain Restrictions.  ...................... 19

                                  ARTICLE VIII

    RESTRICTIONS ON TRANSFERABILITY OF SECURITIES......................... 21
            Section 8.1      Restrictive Legend.  ........................ 21
            Section 8.2      Notice of Proposed Transfers.  .............. 22

                                   ARTICLE IX

                     TERMINATION.......................................... 23

                                    ARTICLE X

                   INDEMNIFICATION........................................ 23
            Section 10.1     Indemnification.  ........................... 23
            Section 10.2     Terms of Indemnification.  .................. 24



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                                   ARTICLE XI

                 MISCELLANEOUS......................................... 25
         Section 11.1     Governing Law.  ............................. 25
         Section 11.2     Survival.  .................................. 25
         Section 11.3     Successors and Assigns.  .................... 25
         Section 11.4     Entire Agreement; Amendment.  ............... 26
         Section 11.5     Notices, Etc.  .............................. 26
         Section 11.6     Delays or Omissions.  ....................... 26
         Section 11.7     Counterparts.  .............................. 27
         Section 11.8     Severability.  .............................. 27
         Section 11.9     Titles and Subtitles.  ...................... 27
         Section 11.10    No Public Announcement.  .................... 27
         Section 11.11    Reasonable Efforts.  ........................ 27
         Section 11.12    Distributions and Adjustments................ 27


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Exhibits
--------

Exhibit A - Certificate of Designation
Exhibit B - Registration Rights Agreement
Exhibit C - Opinion of Counsel for the Company
Exhibit D - Opinion of Hale and Dorr LLP


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                          SECURITIES PURCHASE AGREEMENT


                  This SECURITIES PURCHASE AGREEMENT (this "Agreement") is made as of August 26, 1997 between The Learning Company, Inc., a Delaware corporation (the "Company"), and each of the Purchasers listed on the signature pages hereto (individually, a "Purchaser" and collectively, the "Purchasers").

                  The Company is simultaneously entering into securities purchase agreements (the "Other Purchase Agreements" and, together with this Agreement, the "Purchase Agreements") with affiliates of Thomas H. Lee Company and Centre Partners Management LLC (together, the "Other Purchasers") dated the date hereof. The Purchase Agreements provide, subject to the terms and conditions thereof, for the purchase by the Purchasers and the Other Purchasers of an aggregate of 750,000 shares of Series A Convertible Participating Preferred Stock, par value $.01 per share, of the Company having the terms set forth in the Certificate of Designation (the "Certificate of Designation") attached hereto as Exhibit A (the "Preferred Stock") in exchange for the surrender of the Company's 5 1/2% Senior Convertible/Exchangeable Notes due 2000 (the "Notes") in an aggregate principal amount of $150,000,000 then to be held by the Purchasers and the Other Purchasers.

                  In consideration of the mutual covenants, agreements, representations and warranties herein set forth, it is hereby agreed between the Company and the Purchasers as follows:


                                    ARTICLE I

                        AUTHORIZATION AND SALE OF SHARES

                  SECTION 1.1 AUTHORIZATION. Subject to the obtaining of any requisite stockholder approval referred to in Section 5.11, the Company has heretofore authorized the issuance and sale to the Purchasers pursuant to this Agreement of an aggregate of 170,732 shares of the Preferred Stock (the "Shares") and to the Other Purchasers pursuant to the Other Purchase Agreements of an aggregate of 579,268 shares of Preferred Stock (the "Other Shares").

                  SECTION 1.2 ISSUANCE AND SALE OF SHARES. Upon the terms and subject to the conditions set forth herein, on the Closing Date (as defined below), (a) the Company will issue and sell to the Purchasers and, in reliance on the representations and warranties of the Company contained herein, the Purchasers will purchase from the Company the Shares in exchange for Notes in an aggregate principal amount of $34,146,400 then to be held by the Purchasers delivered free and clear of all liens, encumbrances, equities or claims and (b) the Company will make a cash payment to the Purchasers by wire transfer of immediately available funds in an amount equal to the interest accrued on the Notes sold to the Company by the Purchasers from the last interest payment date on the Notes up to and including the Closing Date (as defined below).


                                   ARTICLE II

                                     CLOSING

                  SECTION 2.1 CLOSING DATE. The closing (the "Closing") of the purchase and sale of the Shares contemplated hereby shall take place on such date and at such time as agreed to by the Company and the Purchasers but in no event later than three business days following the date upon which all of the conditions set forth in Article V and all the conditions to closing in the Note Purchase Agreement (as defined below) are satisfied or waived (the date of the Closing is hereinafter referred to as the "Closing Date"). The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts, or at such other place as agreed to by the Company and the Purchasers. The Closing shall occur simultaneously with the closing of the transactions contemplated by the Other Purchase Agreements and the Securities Purchase Agreement among Tribune Company, the Purchasers and the Other Purchasers dated the date hereof (the "Note Purchase Agreement") and the closing of each shall be conditioned on the closing of the others.

                  Delivery of the Shares to be purchased by the Purchasers pursuant to this Agreement shall be made at the Closing by the Company delivering to each Purchaser, against payment of the purchase price therefor, one certificate representing the appropriate number of Shares (registered in the name of such Purchaser or such other person which shall be an affiliate of such Purchaser or a nominee of such Purchaser or such affiliate as such Purchaser may have designated in writing to the Company at least one business day prior to the Closing Day), unless at least two business days prior to the Closing Date such Purchaser shall have requested


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that the Company deliver more than one certificate representing the Shares, in which event the Company will deliver to each Purchaser the number of certificates so requested, registered in such name or names specified in such request (subject to the foregoing limitation). Payment of the purchase price for the Shares to be purchased hereunder shall be made by the Purchaser by delivery of Notes in the aggregate principal amount of $34,146,400 to the Company duly endorsed for transfer to the Company with all signatures guaranteed by stock powers or other evidence of transfer reasonably acceptable to the Company.

                  SECTION 2.2 FURTHER ASSURANCES. From time to time following the Closing, upon the request of any Purchaser, the Company shall execute and deliver, or cause to be executed and delivered, to such Purchaser such other instruments and take such other action as may be reasonably necessary to more effectively vest in such Purchaser and put the Purchaser in possession of the shares of common stock par value $.01 per share, of the Company (the "Common Stock") issuable upon conversion of the Shares. The Company shall cooperate with the Purchasers in obtaining as soon as practicable all necessary governmental consents and approvals, including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to each of the Purchasers as follows:

                  SECTION 3.1 SEC REPORTS. The Company has filed all documents required to be filed since January 1, 1995 with the Securities and Exchange Commission (the "Commission") (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act"), and the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), as the case may be, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.



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                  SECTION 3.2 ACCOUNTANTS. Coopers & Lybrand L.L.P., Arthur
Andersen LLP, KPMG Peat Marwick LLP, Price Waterhouse LLP and Deloitte & Touche LLP, who have expressed their respective opinions with respect to the financial statements and schedules included in the SEC Reports, are independent accountants as required by the Securities Act.

                  SECTION 3.3 FINANCIAL STATEMENTS. (a) The annual audited financial statements of the Company included in the relevant Report on Form 10-K for the period ended January 4, 1997 (the "10-K") present fairly in all material respects the financial position of the Company, as of the respective date of such financial statements, and the results of operations and changes in cash flows of the Company for the respective periods covered thereby. Such statements and related notes have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, in each case, as certified by one or more of the independent accountants named in Section 3.2.

                  (b) The unaudited interim financial statements of the Company included in the Company's Quarterly Report on Form 10-Q for the period ended July 5, 1997 (the "Second Quarter 10-Q") present fairly in all material respects the financial position of the Company, as of the respective dates of such financial statements, and the results of operations and changes in cash flows of the Company for the respective periods covered thereby. Such statements and related notes have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except for normal year-end adjustments and the omission of certain footnote disclosure.

                  SECTION 3.4 ABSENCE OF CERTAIN CHANGES. Except as disclosed in
Section 3.4 of a letter dated the date hereof from and previously delivered by the Company to the Purchasers (the "Disclosure Letter"), (a) since the date of the latest balance sheet presented in the Second Quarter 10-Q there has been no material adverse change in the business, properties, prospects, operations, condition (financial or other) or results of operations of the Company and its Subsidiaries (as defined herein) taken as a whole, whether or not arising from transactions in the ordinary course of business, provided that a decline in the trading price of the Common Stock shall not be deemed to be such a material adverse change if such decline is not attributable to a material adverse change in the business, properties, operations, prospects, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole, (b) since the date of the latest balance sheet presented in the Second Quarter 10-Q, neither the Company nor any of its Subsidiaries has incurred or undertaken any


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liabilities or obligations, direct or contingent, except for (i) liabilities or obligations which are reflected in the Second Quarter 10-Q and (ii) the transactions contemplated by this Agreement and the Other Purchase Agreements,
(iii) contractual liabilities incurred in the ordinary course of business, (iv) other liabilities that would not have a material adverse effect on the business, properties, prospects, operations, condition (financial or other) or results of operations of the Company and its subsidiaries taken as a whole and (v) liabilities incurred in connection with any acquisition of another business entity made by the Company after the date hereof.

                  SECTION 3.5 AUTHORITY. The Company has all necessary corporate power and corporate authority to enter into this Agreement, the Other Purchase Agreements and the other agreements, documents and instruments to be executed by the Company in furtherance of the transactions contemplated hereby and thereby, including without limitation, the Registration Rights Agreement between the Company and the Purchasers, a form of which is attached hereto as Exhibit B (the "Registration Rights Agreement") (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby.

                  SECTION 3.6 NON-CONTRAVENTION. The execution, delivery, and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby by the Company do not and will not (a) result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries (as defined below) pursuant to any agreement, instrument, franchise, license or permit to which the Company or any of its Subsidiaries is a party or by which any of such corporations or their respective properties or assets may be bound or (b) violate any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than such breaches, defaults or violations that are not reasonably expected to impair the ability of the Company to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, as currently in effect. Except as set forth in
Section 3.6 of the Disclosure Letter,


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
no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body applicable to the Company or any of its Subsidiaries or any of their respective properties or assets is required for the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby, including the issuance, sale and delivery of the Shares to be issued, sold and delivered by the Company hereunder.

                  SECTION 3.7 CAPITALIZATION. The Company had, as of July 5, 1997, an authorized and outstanding capitalization as set forth in the Second Quarter 10-Q.

                  SECTION 3.8 SUBSIDIARIES. Except for the subsidiaries listed in Section 3.8 of the Disclosure Letter, the Company does not own or control, directly or indirectly, any "significant subsidiary" within the meaning of Regulation S-X of the Commission. The subsidiaries listed in Section 3.8 of the Disclosure Letter are hereinafter referred to as the "Subsidiaries." Each of the Company and its Subsidiaries has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its properties (owned, lease or licensed) or the nature or conduct of its business makes such qualification necessary, except for those failures to be so qualified or in good standing which will not in the aggregate have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company owns all of the outstanding capital stock of each of its Subsidiaries, other than the non-voting exchangeable shares of SoftKey Software Products Inc. and qualifying shares of certain Subsidiaries organized outside the United States, free and clear of all claims, liens, charges and encumbrances other than as disclosed in Section 3.8 of the Disclosure Letter. Each of the Company and its Subsidiaries has all requisite power and authority, and all necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses and permits of and from all public, regulatory or governmental agencies and bodies, to own, lease and operate its properties and conduct its business as now being conducted, except where the failure to possess such requisite power and authority would not have a material adverse effect on the business, properties, prospects, operations, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole.



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
                  SECTION 3.9 ACTIONS. Except as described in Section 3.9 of the Disclosure Letter, there is no litigation or governmental proceeding to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is subject or which is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on the business, properties, prospects, operations, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole.

                  SECTION 3.10 INVESTMENT COMPANY ACT. Neither the Company nor any of its Subsidiaries is (i) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a holding company or an "affiliate" thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to consummate the transactions contemplated hereby.

                  SECTION 3.11 REPORTING. The Company is subject to Section 13 of the Exchange Act and is in compliance in all material respects with the provisions of such section.

                  SECTION 3.12 REGISTRATION AND QUALIFICATION. Assuming the accuracy of the representations and warranties made by each of the Purchasers and set forth in Article IV hereof, it is not necessary in connection with the offer, sale and delivery of the Shares to the Purchasers in the manner contemplated by this Agreement to register the Shares or the shares of Common Stock issuable upon conversion of the Shares, under the Securities Act.

                  SECTION 3.13 NO LIABILITIES. Neither the Company nor its Subsidiaries has any liabilities or obligations (direct or indirect, contingent or absolute, known or unknown, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise ("Liabilities"), except (i) as reflected or reserved against in the latest balance sheet of the Company presented in the Second Quarter 10-Q and not heretofore discharged, (ii) as set forth in Section 3.13 of the Disclosure Letter, (iii) liabilities incurred in the ordinary course of business since the date of the latest balance sheet presented in the Second Quarter 10-Q, (iv) contractual liabilities incurred in the ordinary course of business, (v) liabilities incurred in connection with any acquisition of another business entity made by the Company after the date hereof or (vi) other liabilities that would not have a material adverse effect on the business, properties, prospects, operations, condition (financial or other) or results of operations of the Company and its subsidiaries taken as a whole.

                  SECTION 3.14 NO DEFAULTS. Except as disclosed in Section 3.14 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation or default under any provision of its certificate of incorporation, by-laws or other organization documents, or is in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and there does not exist an event of default on the part of the Company or any such Subsidiary as defined in such documents which, with notice or lapse of time or both, would constitute a default, which such violation or default, in either such case, would not have a material adverse effect on the business, properties, prospects, operations, condition (financial or other) or results of operations of the Company and its subsidiaries taken as a whole.

                  SECTION 3.15 VIOLATIONS OF LAW. The Company and its Subsidiaries are in compliance, and have complied at all times during the past three years, and all transactions pursuant to the Transaction Documents shall comply with all applicable federal, state and local statutes, codes, ordinances, rules and regulations of the United States and all other countries and subdivisions thereof (the "Laws") to the extent applicable, other than violations which would not have a material adverse effect on the business, properties, operations, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has received notice within the past three years of any violations of any Laws, which violations would be material to the Company and its subsidiaries taken as a whole.

                  SECTION 3.16 ENFORCEABILITY OF AGREEMENT. This Agreement has been, and the other agreements to be executed and delivered by the Company pursuant hereto have been or will be, duly and validly authorized, executed and delivered by the Company and this Agreement is, and such other agreements when so executed and delivered will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  SECTION 3.17 THE CAPITAL STOCK. (a) All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued and are not now in violation of or subject to any preemptive rights. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in Section 3.17 of the Disclosure Letter as of the date hereof, neither the Company nor any Subsidiary has outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. There are currently no shares of the Company's preferred stock outstanding.

                  (b) (i) The Shares have been duly and validly authorized by the Company and the Shares, when issued, sold and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Shares have been duly and validly authorized by the Company and, when issued in accordance with the terms of the Shares, will be duly and validly issued, fully paid and nonassessable. The shares of Common Stock issuable on conversion of the Shares at the initial conversion price have been reserved for issuance, and no further approval or authority of the stockholders or the Board of Directors of the Company (the "Board of Directors") under the Delaware General Corporation Law will be required for such issuance of Common Stock following the Closing. No preemptive rights or other rights to subscribe for or purchase securities exist with respect to the issuance and sale of the Shares by the Company pursuant to this Agreement or the issuance of Common Stock on conversion of the Shares.

                      (ii) Except as set forth in Section 3.17 of the Disclosure Letter, no security holder of the Company has any right which has not been satisfied or waived to require the Company to register the sale of any securities owned by such security holder under the Securities Act.

                  SECTION 3.18 PROPERTIES. The Company or the applicable Subsidiary holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company. Except as disclosed in Section 3.18 of the Disclosure Letter, the Company owns or leases all such properties as are necessary to its operations as now conducted.

                  SECTION 3.19 INTELLECTUAL PROPERTY. Except as disclosed in
Section 3.19 of the Disclosure Letter, the Company and its Subsidiaries have sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals and governmental authorizations to conduct their businesses substantially as now conducted; and the Company has no knowledge of any infringement by it or its Subsidiaries of any trademark, trade name, patent, copyright, licenses, trade secret or other similar rights of others, and there is no claim being made against the Company or its Subsidiaries regarding trademark, trade name, patent, copyright, license, trade secret or other infringement, in any such case which could reasonably be expected to have a material adverse effect on the business, properties, prospects, operations, condition (financial or otherwise) or results of operations of the Company and it or its Subsidiaries taken as a whole.

                  SECTION 3.20 TAXES. The Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes shown as due thereon; and the Company has no knowledge of any tax deficiency which has been asserted or threatened against the Company or its Subsidiaries which could have a material adverse effect on the business, properties, prospects, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

                  SECTION 3.21 INSURANCE. The Company and its Subsidiaries maintain insurance of the types and in the amounts generally deemed adequate for its business and that of its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.

                  SECTION 3.22 CERTAIN PAYMENTS. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has at any time (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

                  SECTION 3.23 DELAWARE GENERAL CORPORATION LAW SECTION 203.
Section 203 of the Delaware General Corporation Law will not, prior to the termination of this Agreement and the Other Purchase Agreements, apply to such Agreements or the transactions contemplated hereby and thereby.



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
                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Purchasers hereby represents and warrants to the Company as follows:

                  SECTION 4.1 INVESTMENT. Purchaser is acquiring the Shares and the shares of Common Stock issuable upon conversion of the Shares for investment for its own account, and not with a view to any distribution thereof. Purchaser understands that the Shares and the shares of Common Stock issuable upon conversion of the Shares have not been registered under the Securities Act by reason of specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein.

                  Purchaser's financial condition and investments are such that it is in a position to hold the Shares and the shares of Common Stock issuable upon conversion of the Shares for an indefinite period, bear the economic risks of the investment and to withstand the complete loss of the investment. Purchaser has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of any Shares and the shares of Common Stock issuable upon conversion of the Shares. Purchaser qualifies as an "accredited investor" as such term is defined in Section 2(15) of the Securities Act and Regulation D promulgated thereunder.

                  SECTION 4.2 RULE 144. Purchaser acknowledges that the Shares and the shares of Common Stock issuable upon conversion of the Shares must be held indefinitely unless subsequently registered under the Securities Act or any applicable state securities laws or unless exemptions from such registrations are available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

                  SECTION 4.3 ORGANIZATION OF PURCHASER. Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization.

                  SECTION 4.4 AUTHORITY OF PURCHASER. Purchaser has the power and authority (corporate or similar) to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

                  The execution, delivery and performance of this Agreement by Purchaser has been duly authorized and approved by Purchaser and does not require any further authorization or consent of Purchaser or its beneficial owners. This Agreement is the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

                  SECTION 4.5 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by Purchaser and the consummation of any of the transactions contemplated hereby by Purchaser will not (a) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Purchaser pursuant to any agreement, instrument, franchise, license or permit to which Purchaser is a party or by which any of its properties or assets may be bound or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body applicable to Purchaser or any of its properties or assets, other than such breaches, defaults or violations that are not reasonably expected to impair the ability of Purchaser to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser do not and will not violate or conflict with any provision of the organizational documents of Purchaser, as currently in effect. Except for filings under the HSR Act, no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body applicable to Purchaser is required for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  SECTION 4.6 TITLE TO THE NOTES. Upon consummation of the transactions contemplated by the Note Purchase Agreement, the Purchasers will have good and valid title to the Notes to be surrendered to the Company hereunder, free and clear of all liens, encumbrances, equities or claims; and, upon delivery of the Notes to the Company, good and valid title to the Notes, free and clear of all liens, encumbrances, equities or claims, will pass to the Company, assuming that the Company is acquiring the Notes in good faith and without notice of any "adverse claims" within the meaning of Article 8 of the Uniform Commercial Code.

                                    ARTICLE V

                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

A.       OBLIGATIONS OF THE PURCHASERS

                  SECTION 5.1 GENERAL CONDITIONS TO OBLIGATIONS OF THE PURCHASERS. The obligation of each of the Purchasers to consummate the transactions contemplated herein is subject to the accuracy of the representations and warranties of the Company herein contained, as of the date hereof and as of the Closing Date, and to the performance in all material respects by the Company of its obligations hereunder (including the covenants contained in Article VI of this Agreement).

                  SECTION 5.2 REGISTRATION RIGHTS AGREEMENT. The obligation of each of the Purchasers to consummate the transactions contemplated herein is subject to the Registration Rights Agreement continuing to be in full force and effect.

                  SECTION 5.3 OFFICERS' CERTIFICATES. The obligation of each of the Purchasers to consummate the transactions contemplated herein is subject to each of the Purchasers at the Closing Date receiving a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated the Closing Date, to the effect that (i) as of the date hereof and as of the Closing Date, the representations and warranties of the Company set forth in Article III hereof are accurate and (ii) as of the Closing Date, the obligations of the Company to be performed hereunder on or prior to the Closing Date have been duly performed in all material respects.

                  SECTION 5.4 OPINIONS. The obligation of each of the Purchasers to consummate the transactions contemplated herein is subject to each of the Purchasers receiving at the Closing Date the opinion of Neal S. Winneg, General Counsel for the Company, to the effect of the matters set forth in Exhibit C and the opinion of Hale and Dorr LLP, special counsel for the Company, to the effect of the matters set forth in Exhibit D.

                  SECTION 5.5 CERTIFICATE OF DESIGNATION. The obligation of each of the Purchasers to consummate the transactions contemplated herein is subject to the Certificate of Designation attached hereto as Exhibit A being duly adopted by the Company and filed with the Secretary of State of the State of Delaware.

                  SECTION 5.6 MATERIAL ADVERSE EFFECT. The obligation of each of the Purchasers to consummate the transactions contemplated herein is subject to there being since the date of the last balance sheet presented in the Second Quarter 10-Q no fact or condition which would have, or insofar as reasonably can be foreseen could have, a material adverse effect on the business, properties, prospects, operations, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole; provided, that a decline in the trading price of the Common Stock shall not be deemed to be such a material adverse effect if such decline is not attributable to a material adverse change in the business, properties, prospects, operations, condition (financial or other) or results of operations of the Company and its subsidiaries taken as a whole.

                  SECTION 5.7 [Intentionally Left Blank].

B.       OBLIGATIONS OF THE COMPANY

                  SECTION 5.8 GENERAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to sell the Shares to each of the Purchasers shall be subject to the accuracy of the representations and warranties of each of the Purchasers herein contained except to the extent any inaccuracies do not materially impair the ability of the Purchasers to consummate the transaction contemplated by the Agreement, as of the date hereof and as of the Closing Date, and to the performance in all material respects by each of the Purchasers of its obligations hereunder.

C.       OBLIGATIONS OF EACH OF THE COMPANY AND THE PURCHASERS

                  SECTION 5.9 NO INJUNCTION. The obligations of each of the Company and the Purchasers to consummate the transactions contemplated herein are subject to the condition that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting or preventing consummation of the transactions contemplated herein shall be in effect.

                  SECTION 5.10 HSR WAITING PERIOD. The obligations of each of the Company and the Purchasers to consummate the transactions contemplated herein are subject to the condition of the expiration or early termination of the application waiting periods under the HSR.

                  SECTION 5.11 SHAREHOLDER APPROVAL. The obligations of each of the Company and the Purchasers to consummate the transactions contemplated herein are subject to the approval of the issuance of the Shares, the Other Shares and the shares of Common Stock issuable upon conversion of the Shares and the Other Shares by the Company's stockholders in accordance with the requirements of the New York Stock Exchange ("NYSE").

                  SECTION 5.12 RECEIPT OF CONSENTS. The obligation of each of the Company and the Purchasers to consummate the transactions contemplated by this Agreement are subject to the receipt by the Company of all governmental or third-party consents shown in Section 5.12 of the Disclosure Letter the transactions.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  As an inducement to the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby covenants with each of the Purchasers as follows:

                  SECTION 6.1 REPORTING. The Company will, so long as the Shares or the shares of Common Stock issuable upon conversion thereof are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, file reports and other information with the Commission under
Section 13 or 15 (d) of the Exchange Act.

                  SECTION 6.2 PAYMENT OF EXPENSES. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company hereby agrees to pay (i) all costs and expenses incident to the performance of the obligations of the Company hereunder, includ-ing those in connection with (a) the issuance, transfer and delivery of the Shares or the shares of Common Stock issuable upon conversion thereof to each of the Purchasers, including any transfer or similar taxes payable therein, (b) the qualification of Shares or the shares of Common Stock issuable upon conversion thereof under state or foreign securities or Blue Sky laws, (c) the cost of printing the Shares or the shares of Common Stock issuable upon conversion thereof and (d) the cost and charges of any transfer agent, registrar, trustee or fiscal paying agent and to promptly pay (ii) all documented out-of-pocket costs and expenses, including attorneys', accountants' and consultants' fees, incurred by each of the Purchasers in connection with the negotiation and consummation of this Agreement, the Note Purchase Agreement, the Registration Rights Agreement and the transactions contemplated thereby up to $800,000 in the aggregate for all Purchasers and Other Purchasers under this Section 6.2 and
Section 6.2 of the Other Purchase Agreements.

                  SECTION 6.3 INSPECTION. Prior to and following the Closing, the Company will permit each of the Purchasers and their representatives to visit and inspect any of the Company's properties, to examine its books and records and to make copies and to take extracts therefrom, and to discuss its business affairs and finances with its officers and key employees, all at such reasonable times as the Purchasers may request.

                  SECTION 6.4 AVAILABILITY OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Shares, the full number of shares of Common Stock then issuable upon the conversion of the Shares. The Company will, from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of the Shares.

                  SECTION 6.5 TRANSACTION FEE. Upon the execution of this Agreement, the Company shall pay the Purchasers an aggregate fee equal to $140,000. On the Closing Date, the Company shall pay the Purchasers an additional aggregate fee equal to $280,000.

                  SECTION 6.6 FLEET BANK CONSENT. The Company will use its best efforts to obtain the consent of Fleet Bank of Massachusetts, N.A. referred to in Section 5.12 of the Disclosure Letter, within 10 days after the date hereof.

                  SECTION 6.7 PROXY STATEMENTS; STOCKHOLDER APPROVALS. The Company acting through the Board of Directors, shall, in accordance with applicable law and its Certificate of Incorporation and By-Laws:

                  (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the clearance of the proxy statement to be issued in connection with the transactions contemplated herein (the "Proxy Statement") with the SEC, but in no event later than the Closing Date, a meeting of its stockholders for the purpose of voting to approve the issuance of the Shares and the shares of Common Stock issuable upon conversion thereof and shall use its best efforts, except to the extent the Board of Directors determines in good faith, after consultation with outside counsel, that contrary action is required by the Board of Directors' fiduciary duties under applicable law, to obtain stockholder approval;

                  (b) except to the extent the Board of Directors determines in good faith, after consultation with outside counsel, that contrary action is required by the Board of Directors' fiduciary duties under applicable law, recommend approval of the issuance of the Shares and the shares of Common Stock issuable upon conversion thereof, and include in the Proxy Statement such recommendation, and take all lawful action to solicit such approvals; and

                  (c) as promptly as practicable following the signing of this Agreement, prepare and file with the SEC a preliminary Proxy Statement and respond to any comments of the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to its stockholders.

                  SECTION 6.8 ELECTION TO BOARD OF DIRECTORS OF THE COMPANY. Simultaneously with the Closing, the Company shall (a) take all actions necessary to ensure that one representative of each of the following Purchaser groups is appointed to the Board of Directors promptly after the consummation of the transactions contemplated herein: (i) Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P., Thomas H. Lee Company and affiliates (collectively, the "Lee Purchaser Group"); (ii) Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates, L.P., BCIP Trust Associates, L.P. and affiliates (collectively, the "Bain Purchaser Group"); and (iii) Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., State Board of Administration of Florida, Centre Parallel Management Partners, L.P., Centre Partners Coinvestment, L.P. and affiliates (collectively, the "Centre Purchaser Group"); (b) use best efforts to cause each of the directors appointed in accordance with subsection (a) hereof and the representative of the Thomas H. Lee Company currently serving on the Board of Directors (and any successor nominees thereof) (collectively, the "Purchasers' Representatives") to be renominated and reelected when their initial and any subsequent term expires, (c) use best efforts to cause the election of two nominees from the four Purchasers' Representatives to each of the executive, compensation and audit committees of the Board of Directors, in each case except to the extent the Board of Directors determines in good faith, after consultation with outside counsel, that contrary action is required by the Board of Directors' fiduciary duties under applicable law; provided, however that if (i) the Lee Purchaser Group, in the aggregate, holds less than 40% or 20% of the Shares initially owned by the Lee Purchaser Group (or if any of such Shares have been converted and after making appropriate adjustment for any stock dividend, split-up, recapitalization, rights, merger or other change in the corporate or capital structure of the Company (a "Restructuring"), shares of Common Stock and shares of Common Stock issuable upon conversion of the Shares representing less than 40% or 20% of the Common Stock originally issuable upon conversion of the Shares), the Lee Purchaser Group shall only be entitled to nominate one or no such nominees to the Board of Directors, respectively; (ii) the Bain Purchaser Group holds less than 40% of the Shares initially owned by the Bain Purchaser Group (or if any of such Shares have been converted and after making appropriate adjustment for any Restructuring, shares of Common Stock and Shares of Common Stock issuable upon conversion of the Shares representing less than 40% of the Common Stock originally issuable upon conversion of the Shares), the Bain Purchaser Group shall not be entitled to nominate any nominees to the Board of Directors; and (iii) the Centre Purchaser Group holds less than 40% of the Shares initially owned by the Centre Purchaser Group (or if any of such Shares have been converted and after making appropriate adjustment for any Restructuring, shares of Common Stock and shares of Common Stock issuable upon conversion of the Shares representing less than 40% of the Common Stock originally issuable upon conversion of the Shares), the Centre Purchaser Group shall not be entitled to nominate any nominees to the Board of Directors; and provided, further that (i) if at any time there are only two Purchasers' Representatives serving on the Board of Directors, the Company will use its best efforts to cause the election of only one of such Purchasers' Representatives to each of the executive, compensation and audit committee and (ii) if at any time there is only one Purchasers' Representative serving on the Board of Directors, the Company is not obligated to use its best efforts to cause the election of such Purchasers' Representative to any of the committees. Each of the Purchasers and the Other Purchasers will designate the representatives who will sit on the executive, compensation and audit committees of the Board of Directors based on a vote of a majority in interest of the Purchasers and the Other Purchasers.

                  SECTION 6.9 NO GENERAL SOLICITATION. None of the Company, its affiliates (as defined in Rule 501(b) of the Securities Act) or any person acting on their behalf will solicit any offer to buy or offer or sell the Shares by means of any form or general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act that would require the registration of the Shares under the Securities Act.


                                   ARTICLE VII

                           COVENANTS OF THE PURCHASERS

                  SECTION 7.1         CERTAIN RESTRICTIONS.

                  (a) Each of the Purchasers covenants with the Company that, without the consent of the Company, for a period commencing on the date hereof and continuing through the fifth anniversary of the date hereof, none of the Purchasers, singly or as part of a group, directly or indirectly, through one or more intermediaries or otherwise, will:

                  (i) purchase or acquire, or offer, propose or agree to purchase or acquire, directly or indirectly, any of the Common Stock (other than by conversion of any of the Shares), any option, warrant or other right to acquire, directly or indirectly, any Common Stock or any securities which are convertible into or exchangeable or exercisable for Common Stock (other than the exercise of options under the Stock Option Agreement dated the date hereof; provided, however, that notwithstanding anything to the contrary contained herein, the foregoing restriction shall not be deemed to be violated or applicable if a Purchaser is not otherwise in breach of this Agreement and (A) the amount of the outstanding Common Stock beneficially owned, in the aggregate, by such Purchaser is increased as a result of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company or any other action taken solely by the Company or (B) the Company breaches its obligations under Section 6.8 hereof; and provided, further, that at any time when the percentage of the outstanding

         Common Stock owned by a Purchaser on a fully diluted basis is less than the percentage of the outstanding Common Stock owned by such Purchaser on a fully diluted basis on the Closing Date (the "Maximum Amount") such Purchaser may purchase additional shares of Common Stock up to the Maximum Amount;

                  (ii) solicit, or encourage any other person to solicit, "proxies" or become a "participant" or otherwise engage in any "solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) in opposition to a recommendation of a majority of the directors of the Company with respect to any matter; seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any securities of the Company; or execute any written consent in lieu of a meeting of holders of securities of the Company or any class thereof;

                  (iii) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company, as described in Rule 14a-8 under the Exchange Act;

                  (iv) except as results from the Purchase Agreements or from arrangements among the Purchasers and the Other Purchasers, directly or indirectly participate in or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) owning or seeking to acquire beneficial ownership of securities of the Company or affect control of the Company;

                  (v) except as results from the Purchase Agreements or from arrangements among the Purchasers and the Other Purchasers, otherwise act, directly or indirectly, alone or in concert with others, to seek to control or influence in any manner the management, business, operations, board of directors, policies or affairs of the Company, or propose or seek to effect any form of business combination transaction with the Company or any affiliate thereof or any restructuring, recapitalization or other similar transaction with respect to the Company; or

                  (vi) (a) encourage any person, firm, corporation, group or other entity to engage in any of the actions covered by clauses (i) through (v) of this Section 7.1 or make any public arrangement (or make other communication with or to the Company or otherwise which, in the opinion of counsel to the Company, would require public announcement) with respect to any matter set forth in clause (i) through (v) of this
         Section 7.1; provided, however, that actions taken by any representative of the Purchaser on the Board of Directors of the Company, acting in his or her capacity as such a director, shall not violate this Section 7.1.

                           (b) No Purchaser shall, without the Company's consent, sell, transfer, effect a short sale of, grant any option for the purchase of, or loan any Shares or Common Stock for a period of 18 months from the date of issuance of the Shares except to an affiliate or the Other Purchasers or an affiliate thereof; provided that this restriction on each Purchaser's ability to sell or transfer any Shares will cease to apply upon a conversion of the Shares pursuant to Section
         8.10.1 of the Certificate of Designation; provided further, that each Purchaser may sell its Shares or Common Stock in any tender offer or exchange offer made for any Company securities.


                                  ARTICLE VIII

                  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

                  SECTION 8.1 RESTRICTIVE LEGEND. Each certificate representing
(a) the Shares, (b) shares of the Common Stock issuable upon conversion of any Shares, and (c) any other securities issued in respect of the Shares or Common Stock issued upon conversion of any Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (each of the foregoing securities in (a) through (c) being referred to herein as "Restricted Securities"), shall (unless otherwise permitted by the provisions of Section 8.2 below) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to the legend required under any applicable state securities laws):

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATIONS OR EXEMPTIONS THEREFROM UNDER SAID ACT OR LAWS. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND THEIR TRANSFER MAY BE OB-

         TAINED AT NO COST BY WRITTEN REQUEST MADE BY THE
         HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRE-
         TARY OF THE COMPANY.

The Company will promptly, upon request, remove any such legend when no longer required by the terms of this Agreement or by applicable law.

                  SECTION 8.2 NOTICE OF PROPOSED TRANSFERS. Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Purchaser proposing such a transfer shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied by either (a) a written opinion of legal counsel (who shall be reasonably satisfactory to the Company) addressed to the Company to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (b) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon, in each case, such Purchaser shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such Purchaser to the Company. Unless there is in effect a registration statement under the Securities Act covering the proposed transfer, each certificate evidencing the Restricted Securities transferred as herein provided shall bear the appropriate restrictive legend set forth in Section 8.1 above except that such certificate shall not bear such restrictive legend if, (i) in the opinion of counsel for such Purchaser, such legend is not required in order to establish compliance with any provisions of the Securities Act, (ii) a period of at least one year has elapsed since the later of the date the Restricted Securities were acquired from the Company or from an affiliate of the Company, and such Purchaser represents to the Company that it is not an affiliate of the Company and has not been an affiliate during the preceding three months and shall not become an affiliate of the Company without resubmitting the Restricted Securities for reimposition of the legend, or (iii) the restricted Securities have been sold pursuant to Rule 144(k) and the certificate is accompanied by a representation by such Purchaser that it is not an affiliate of the Company, has not been an affiliate during the three-month period prior to the sale and has held the Restricted Securities for more than two years.

                                   ARTICLE IX

                                   TERMINATION

                  Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the mutual written consent of the Purchasers and the Company;

                  (b) by any Purchaser or the Company if the Closing has not occurred on or before six months from the date hereof and this Agreement has not previously been terminated; provided, however, that the right to terminate the Agreement under this Section 9(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by any Purchaser or the Company if any of the Other Purchase Agreements or the Note Purchase Agreement are terminated; or

                  (d) by any Purchaser 10 days after the Company's shareholders, at a duly held meeting at which such shareholders vote on the issuance of the Preferred Stock to the Purchasers or the Other Purchasers, fail to approve such issuance.

                  In the event that this Agreement shall be terminated pursuant to this Article IX, all further obligations of the parties under this Agreement other than the obligations set forth in Article X and Sections 6.2, 6.5 and
11.10 shall be terminated without further liability of any party to any other party, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.


                                    ARTICLE X

                                 INDEMNIFICATION

                  SECTION 10.1 INDEMNIFICATION. The Company hereby agrees to indemnify, defend and hold harmless each Purchaser from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (collectively, "Claims"), including without limitation, interest, penalties and attorneys' fees and expenses, asserted against, resulting to, or imposed upon or incurred by such Purchaser directly or indirectly, in connection with the transactions contemplated hereby.

                  SECTION 10.2 TERMS OF INDEMNIFICATION. The obligations and liabilities of the Company with respect to Claims by third parties will be subject to the following terms and conditions:

                  (a) a Purchaser will give the Company prompt notice of any Claims asserted against, resulting to, imposed upon or incurred by a Purchaser, directly or indirectly, and the Company will undertake the defense thereof by representatives of their own choosing which are reasonably satisfactory to such Purchaser; provided that the failure of any Purchaser to give notice as provided in this Section 10.2 shall not relieve the Company of its obligations under this
Article X, except to the extent that such failure has materially and adversely affected the rights of the Company;

                  (b) if within a reasonable time after notice of any Claim, the Company fails to defend, such Purchaser will have the right to undertake the defense, compromise or settlement of such Claims on behalf of and for the account and at the risk of the Company, subject to the right of the Company to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof;

                  (c) if there is a reasonable probability that a Claim may materially and adversely affect a Purchaser other than as a result of money damages or other money payments, such Purchaser will have the right at its own expense to defend (provided that the indemnifying party shall continue to control the defense and the indemnified party shall have the right to participate in such defense), or co-defend, such Claim;

                  (d) the Company on one hand and the Purchasers on the other will not, without the prior written consent of the other, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim;

                  (e) with respect to any Claims asserted against a Purchaser, such Purchaser will have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent such Purchaser if, in such Purchaser's reasonable judgment, a conflict of interest between such Purchaser and the indemnifying party exists in respect of such Claims, and in that event the fees and expenses of such separate counsel shall be paid by such indemnifying party;

                  (f) the Company will provide each Purchaser reasonable access to all records and documents of the Company relating to any Claim; and

                  (g) any Claim, in so far as it is related to any of the representations and warranties of the Company contained in this Agreement, must be made within one year of the Closing Date.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  SECTION 11.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws rules thereof.

                  SECTION 11.2 SURVIVAL. All representations and warranties, covenants and agreements of the Company and any Purchaser contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any controlling person thereof or by or on behalf of the Company, any of its officers and directors or any controlling person thereof, and such representations and warranties shall survive for a period of one year from the Closing Date hereof.

                  SECTION 11.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No assignment of this Agreement may be made by either party at any time, whether or not by operation of law, without the other party's prior written consent, except that each Purchaser may assign any of its rights hereunder to an affiliate of such Purchaser or to the Other Purchasers or any of their affiliates without the Company's consent provided that such affiliate expressly assumes in writing all of the purchaser's obligations hereunder, and provided that such assignment shall not relieve the assigning Purchaser of its obligations hereunder.

                  SECTION 11.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof provided that the Confidentiality Agreement between the Purchasers and the Company dated April 18, 1997 shall remain in effect. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

                  SECTION 11.5 NOTICES, ETC. All notices and other communications provided for or permitted hereunder shall be made in writing by hand- delivery, first-class mail (registered or certified, return receipt requested), telex, telecopier or courier guaranteeing overnight delivery, addressed (a) if to the Purchasers to Bain Capital, Inc. at Two Copley Place, Boston, Massachusetts 02116, Attention: Mark Nunnelly, or at such other addresses as shall have been furnished to the Company with a copy to Louis A. Goodman of Skadden, Arps, Slate, Meagher & Flom LLP at One Beacon Street, Boston, Massachusetts 02108 and (b) if to the Company, at One Athenaeum Street, Cambridge, Massachusetts 02142, Attention: Mr. Neal S. Winneg, or at such other address as the Company shall have furnished to the Purchaser in writing with a copy to Mark G. Borden at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day, if timely delivered to a courier guaranteeing overnight delivery.

                  SECTION 11.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or any of the Purchasers upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or any of the Purchasers nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or any of the Purchasers of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Company or any of the Purchasers, shall be cumulative and not alternative.

                  SECTION 11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

                  SECTION 11.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

                  SECTION 11.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  SECTION 11.10 NO PUBLIC ANNOUNCEMENT. Neither the Company nor any of the Purchasers shall make any press release or other public announcement concerning the transactions contemplated by this Agreement except as and to the extent that any such party shall be obligated to make any such disclosure by law or by the NYSE and then only after consultation with the other regarding the basis of such obligation and the content of such press release or other public announcement or as the parties shall mutually agree.

                  SECTION 11.11 REASONABLE EFFORTS. The Company and the Purchasers shall use all reasonable efforts to consummate the transactions contemplated by this Agreement, the Other Purchase Agreements and the Note Purchase Agreement.

                  SECTION 11.12 DISTRIBUTIONS AND ADJUSTMENTS. If from July 5, 1997 through the Closing Date the Company shall have taken any action which would entitle the holders of Preferred Stock to a distribution or adjustment in accordance with the Certificate of Designation if the Preferred Stock were then outstanding, then the consideration to be received by the Purchasers hereunder shall be appropriately adjusted.

                  IN WITNESS WHEREOF, each of the undersigned has caused the foregoing Agreement to be executed under seal by one of its duly authorized officers as of the date first above written.


                                         THE LEARNING COMPANY, INC


                                         By /s/ R. Scott Murray
                                            -----------------------------------
                                            Name: R. Scott Murray
                                            Title: Executive Vice President and
                                                   Chief Financial Officer

                              BAIN CAPITAL FUND V, L.P.

                              By: Bain Capital Partners V, L.P.,
                                  as General Partner

                              By: Bain Capital Investors V, Inc.,
                                  as General Partner

                              By: /s/ Mark E. Nunnelly
                                  --------------------------------
                                  Name: Mark E. Nunnelly
                                  Title: Managing Director



                              BAIN CAPITAL FUND V-B, L.P.


                              By: Bain Capital Partners V, L.P.,
                                  as General Partner

                              By: Bain Capital Investors V, Inc.,
                                  as General Partner

                              By: /s/ Mark E. Nunnelly
                                  --------------------------------
                                  Name: Mark E. Nunnelly
                                  Title: Managing Director



                              BCIP ASSOCIATES, L.P.


                              By: /s/ Mark E. Nunnelly
                                  --------------------------------
                                  Name: Mark E. Nunnelly
                                  Title: General Partner



                              BCIP TRUST ASSOCIATES, L.P.


                              By: /s/ Mark E. Nunnelly
                                  --------------------------------
                                  Name: Mark E. Nunnelly
                                  Title: Managing Director

                                                                      EXHIBIT A

                         [ See Exhibit A to Exhibit 1
                     to this Current Report on Form 8-K]

                                                                      EXHIBIT B

                         [ See Exhibit B to Exhibit 1
                     to this Current Report on Form 8-K]

                                    EXHIBIT C


                        Form of Opinion of Neal S. Winneg

                  1. Each of the Company and its Subsidiaries has been duly incorporated and is existing as a corporation in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has all requisite corporate power and corporate authority to own, lease and license its respective properties and conduct its business as presently conducted, except where the failure to possess such corporate power and authority would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                  2. The authorized, issued and outstanding capital stock of the Company as of July 5, 1997 is as set forth in the Second Quarter 10-Q; all outstanding shares of the Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and to the knowledge of such counsel, no holder of currently outstanding shares of the Common Stock has any pre-emptive or other similar rights to subscribe for or purchase any shares of Common Stock of the Company (or any shares of capital stock exchangeable into or convertible for Common Stock).

                  3. There is no litigation or governmental or other action, suit, proceeding or investigation before any court or before or by any public, regulatory or governmental, agency or body pending or, to the best of such counsel's knowledge, threatened against, or involving the properties or business of, the Company or any of its Subsidiaries, which is material to the Company and its Subsidiaries taken as a whole which has not been disclosed in the Disclosure Letter.

                  In rendering such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company and certificates or other written statements of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of the Company and its Subsidiaries, provided that copies of any such statements or certificates shall be delivered to Purchaser's counsel. The opinion of such counsel for the Company shall state that the opinion of any such other counsel is in form satisfactory to such counsel and, in his opinion, the Purchasers and the Purchasers' counsel are justified in relying thereon.

                                    EXHIBIT D


                      Form of Opinion of Hale and Dorr LLP

                  1. The Company has the corporate power and authority to execute, deliver and perform its obligations under the Purchase Agreements and the Registration Rights Agreement (the "Agreements"). The Agreements have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company.

                  2. The Agreements constitute valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  3. No governmental approval which has not been obtained is required for the execution and delivery of the Agreements by the Company or the consummation by the Company of the transactions contemplated thereby.

                  4. The Preferred Stock has been duly authorized and, when issued and delivered to and paid for by the Purchasers pursuant to the Purchase Agreements, will be validly issued, fully paid and non-assessable. The Common Stock issuable upon conversion of the Preferred Stock has been duly authorized and, when issued in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable. The Common Stock issuable upon conversion of the Preferred Stock at the initial conversion price has been duly reserved for issuance.

                  5. The execution, delivery and performance of the Agreements and the consummation of the transactions contemplated thereby by the Company do not and will not (i) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any agreement, instrument, franchise, license or permit appears as an exhibit to the 10-K or (ii) violate or conflict with (x) any provision of the certificate of incorporation or by-laws of the Company, or (y) to such counsel's knowledge, any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body in the United States having jurisdiction over the Company or any of its properties or assets.

                  In rendering such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company.



                                       D-2